Exhibit 10.9a
CENTEX CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
DEFERRED COMPENSATION AGREEMENT
May 10, 2007 Award
          This Deferred Compensation Agreement (“Agreement”) is entered into as of May 10, 2007, by and between _________ (the “Participant”) and Centex Corporation (the “Company”).
          WHEREAS, the Company has established the Centex Corporation Executive Deferred Compensation Plan (which, as amended from time to time, is referred to in this Agreement as the “Plan”), the purpose of which is to permit Eligible Employees the option to defer receipt of cash compensation; and
          WHEREAS, the Plan’s Committee has determined that the Participant should receive an award of non-qualified deferred cash compensation as more fully described herein (“Deferred Cash Compensation”), subject to the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Participant and the Company agree as follows:
SECTION 1. The Plan.
          The Plan is incorporated by reference and made a part of this Agreement for all purposes. This Agreement and the Plan shall govern the rights of the Participant and the Company with respect to the award of Deferred Cash Compensation described below. In the event of any conflict between this Agreement and the Plan, this Agreement will control. All capitalized terms used herein, unless otherwise defined, have the meaning ascribed to such terms in the Plan.
SECTION 2. Amount of Award.
          The Participant is hereby awarded Deferred Cash Compensation from the Company in the amount of $_________ in accordance with the terms of this Agreement and the Plan. The Deferred Cash Compensation shall vest as provided in this Agreement.
SECTION 3. Terms of Award.
     3.1. Account. The Committee shall cause an Account to be kept in the name of the Participant (or, in the event of the Participant’s death, his or her Beneficiary) which shall reflect the amount awarded pursuant to Section 2 on the effective date of this Agreement and the value of any portion of the Deferred Cash Compensation that has vested pursuant to Section 3.4 that is payable to the Participant or Beneficiary under the Plan. The obligation to pay to the Participant the Deferred Cash Compensation, with the interest provided for in this Agreement, shall be carried on the books of the Company as an unsecured debt in an Account.

          The Participant acknowledges and agrees that nothing in this Agreement shall be deemed to create a trust of any nature or kind or create any fiduciary relationship. Neither the Participant, his or her estate or personal representative(s), nor his or her Beneficiary shall have any right, title or interest in or to any funds in the Account, which is established by the Company merely for the purpose of recording such unsecured contractual obligation. Until and except to the extent that Deferred Cash Compensation hereunder is vested or paid to the Participant or his or her Beneficiary, the interest of the Participant or the Beneficiary is contingent only and is subject to forfeiture as provided in Section 3.4 below. All funds in the Account, if any, shall continue to be part of the general funds of the Company, and title to and beneficial ownership of any assets, whether cash or investments, which the Company may, in its sole discretion, set aside or earmark to meet its obligations hereunder shall at all times remain in the Company until paid to the Participant. Neither the Participant nor any Beneficiary shall under any circumstances acquire any property interest in any specific assets of the Company.
     3.2. Beneficiary. The Participant may designate a Beneficiary in accordance with the Plan.
     3.3. Interest. The Deferred Cash Compensation shall be credited with interest, compounded monthly, as of May 31, 2007 and each month thereafter until the Deferred Cash Compensation, as well as any interest earned and credited to the Account, shall have been distributed in accordance with the Plan and this Agreement. Appropriate pro-ration shall be made for part year interest credits. The rate of interest credited from time to time pursuant to this paragraph shall be the Weighted Average Cost of Funds in effect as of the date of such credit.
     3.4. Vesting. The Participant’s contingent right to receive the Deferred Cash Compensation (and any interest accrued thereto) shall vest on the dates and in the percentages described below. Other than as provided in the Plan, the Participant must be an Employee of the Company in good standing as of the applicable vesting date. The foregoing to the contrary notwithstanding, the Participant shall be fully vested in all amounts in his or her Account, regardless of the vesting schedule below or his or her standing with the Company, as of the date of his or her termination of employment due to his or her death or Disability (or as he or she may otherwise be entitled under the Plan).
     The Deferred Cash Compensation shall vest in installments such that it is fully vested as of March 31, 2010, as follows:

Vesting Percentage of
Vesting Dates	Deferred Cash Compensation
March 31, 2008	33.33%
March 31, 2009	33.33%
March 31, 2010	33.34%

100.00%
     3.5. Timing and Form of Distribution. If the Participant timely elected and returned to the Company a properly completed election form, as prescribed by the Committee (an “Election Form”), the Participant’s vested Deferred Cash Compensation shall be distributed pursuant to the Election Form, subject to such terms and conditions set forth in such form. If the Participant failed to timely elect and return or properly complete an Election Form, the Participant’s Deferred Cash Compensation (and any interest credited thereto) will be distributed in a lump sum in cash, to the extent vested, on or as soon as administratively practicable after the first to occur of (i) the date of the Participant’s termination of employment for any reason or (ii) March 31, 2010 (the first date when the Deferred Cash Compensation is fully vested). The foregoing notwithstanding, if the Participant is a “key employee” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), payment of his or her Deferred Cash Compensation (and any interest credited thereto) due to termination of employment for any reason (other than death) will be delayed until at least six months after such Participant’s termination date if required by Section 409A.
          The Participant agrees that the Deferred Cash Compensation will be paid out only to the extent that it has vested in accordance with this Agreement and the Plan. Any unvested portion of the Deferred Cash Compensation shall be forfeited and terminate automatically upon termination of employment of the Participant for any reason (other than death or Disability as described in Section 3.4 above), unless otherwise provided in the Plan.
     3.6. Tax Withholding. The Participant agrees that the Company may take whatever steps the Company, in its sole discretion, deems appropriate or necessary to satisfy the Company’s state and federal income tax, social security, Medicare, and other tax withholding obligations arising out of the award.
SECTION 4. General Provisions.
     4.1. This Agreement and the Plan express the entire agreement of the parties as to the Deferred Cash Compensation Award described herein, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby. The foregoing notwithstanding, this Agreement shall be interpreted, and such Deferred Cash Compensation shall in all events be deferred and paid, in a manner consistent with Section 409A. The Company reserves the right, exercisable in its sole discretion, to amend the Plan, this Agreement and the

Participant’s Election Form (without Participant’s consent) in order to accomplish such result. This Agreement is subject to the Company’s Policy on Recoupment in Restatement Situations, and the Participant agrees that the Participant will comply with the terms of that Policy.
     4.2. If any of the provisions of this Agreement should be held to be invalid, the remainder of this Agreement shall not be affected thereby.
     4.3. This Agreement and the Plan shall be governed by and construed in accordance with ERISA, and to the extent not preempted thereby, the laws of the State of Texas.
     IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the day and year first written above.
PARTICIPANT

CENTEX CORPORATION

By:
[Name]
[Title]

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